Exhibit 99.1

news release

Encana and Newfield’s strategic combination receives shareholder approvals

Calgary, Alberta (February 12, 2019)

Encana Corporation (Encana) (TSX, NYSE: ECA) and Newfield Exploration Company (Newfield) (NYSE: NFX) announced that the proposals necessary for the companies’ planned strategic combination were approved at the special shareholder meetings held today. The transaction will create North America’s premier resource company.

The transaction is expected to close on February 13, 2019, subject to satisfaction of remaining customary closing conditions. Newfield stockholders will receive 2.6719 Encana common shares for each share of Newfield common stock. Upon completion of the transaction, Encana shareholders prior to the merger will own approximately 63.5 percent and Newfield stockholders prior to the merger will own approximately 36.5 percent of the combined company.

Encana Corporation

Encana is a leading North American energy producer that is focused on developing its strong portfolio of resource plays, held directly and indirectly through its subsidiaries, producing oil, natural gas liquids (NGLs) and natural gas. By partnering with employees, community organizations and other businesses, Encana contributes to the strength and sustainability of the communities where it operates. Encana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

Newfield Exploration Company

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids (NGLs). Our U.S. operations are onshore and focus primarily on large scale, liquids-rich resource plays in the Anadarko Basin of Oklahoma, the Williston Basin of North Dakota and the Uinta Basin of Utah. In addition, we have oil assets offshore China, and gas assets in the Arkoma Basin of Oklahoma.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contact: Corey Code Vice-President, Investor Relations (403) 645-4606 Patti Posadowski Sr. Advisor, Investor Relations (403) 645-2252 SOURCE: Encana Corporation	Media contact: Simon Scott Vice-President, Communications (403) 645-2526 Jay Averill Director, External Communications (403) 645-4747